Exhibit 99.1
Media Contact
Adrian R. Bell
T +1.206.310.5966
E adrian.bell@loudtechinc.com
FOR IMMEDIATE RELEASE
LOUD Technologies Inc. Announces
Restructuring
WOODINVILLE, WA – November 5, 2008 – LOUD Technologies Inc. (NASDAQCM: LTEC) today announced a reorganization of its marketing, sales and engineering functions.
Under the new organization, product strategy, development and marketing for the Company’s MI and Pro businesses will be managed by separate, dedicated product management teams, while marketing communications for all LOUD brands will be consolidated and managed by a shared marketing support team. The Company’s worldwide engineering resources will be scaled accordingly to support a more focused product development schedule. LOUD will also move North American sales from its current captive sales force to a group of independent sales representation firms and consolidate portions of its international sales force.
The restructuring is expected to generate a net reduction of approximately 90 full-time positions, and should be implemented by the end of 2008.
About LOUD Technologies Inc.
LOUD Technologies Inc. (NASDAQCM: LTEC) is one of the largest manufacturers and distributors of professional audio and music products. As the corporate parent for world-recognized brands including Alvarez, Ampeg, Crate, EAW, Knilling, Mackie, Martin Audio, SIA and TAPCO, LOUD produces and distributes a wide range of digital recording products, loudspeakers, commercial audio systems, audio and music software, guitars, guitar and bass amplifiers and orchestral string instruments. LOUD’s brands can be found in professional and project recording studios, video and broadcast suites, post-production facilities, sound reinforcement applications including churches, nightclubs and retail locations, and on major musical tours.
For more information please contact: LOUD Technologies Inc. – 16220 Wood-Red Road N.E. – Woodinville, WA 98072 – Phone: (425) 487-4333 – Fax: (425) 487-4337 – Internet: www.loudtechinc.com
Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
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